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                                                                    EXHIBIT 23.4

                       [SALOMON SMITH BARNEY LETTERHEAD]

The Board of Directors
RFS Hotel Investors, Inc.
850 Ridge Lake Boulevard
Suite 220
Memphis, Tennessee 38120

Members of the Board:

     We hereby consent to the (i) inclusion of our opinion letter to the Board of Directors of RFS Hotel Investors, Inc. ("RFS"), dated April 21, 1998, as Annex II-B to the Joint Proxy Statement/Prospectus of Equity Inns, Inc. ("Equity Inns") and RFS, dated May 20, 1998, relating to the proposed transaction involving RFS and Equity Inns and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "SUMMARY -- Opinions of Financial Advisors," "THE REIT MERGER -- Background of the REIT Merger," "-- RFS' Reasons for the Merger; Recommendations of the RFS Board" and "Opinion of Financial Advisor of RFS." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By:   /s/ Salomon Smith Barney
                                            ------------------------------------
                                                    SALOMON SMITH BARNEY

New York, New York
May 20, 1998